Exhibit 99.2

Execution Version

CONFIDENTIAL

February 11, 2018

Broadcom Limited (Singapore limited company)

Broadcom Limited (Delaware corporation)

1320 Ridder Park Drive

San Jose, California 95131

Attention: Thomas Krause

Project Zebra

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (through itself or one of its affiliates, “Bank of America”), Citi (as defined below), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”) and Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY and DBCI, “DB”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Mizuho Bank, Ltd. (“Mizuho”), Sumitomo Mitsui Banking Corporation (“SMBC”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“MUFG”), Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, collectively with Wells Fargo Bank, “Wells Fargo”), The Bank of Nova Scotia (“Scotiabank”), Bank of Montreal (“BMO Bank”) and BMO Capital Markets Corp. (“BMOCM” and, collectively with BMO Bank, “BMO”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM” and, together with Royal Bank, “RBC”), and Morgan Stanley Senior Funding, Inc. (“MS” and together with Bank of America, Citi, DB, JPM, Mizuho, SMBC, MUFG, Wells Fargo, Scotiabank, BMO and RBC, “we”, “us” or the “Commitment Parties”) that Broadcom Limited, a limited company incorporated under the laws of Singapore (“Existing Parent”), and a corporation organized under the laws of the State of Delaware also named Broadcom Limited (“Parent”), intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Credit Facilities Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Bridge Facility Term Sheet”; together with the Credit Facilities Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets, the Summary of Additional Conditions attached hereto as Exhibit D and the Form Agreement attached hereto as Exhibit E, collectively, the “Commitment Letter”). For the purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein.

[1]	RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

1.	Commitments.

In connection with the Transactions, each of the Commitment Parties listed on Schedule I hereto is pleased to advise you of its several, and not joint, commitment to provide each Facility in the amount set forth on Schedule I hereto corresponding to such Facility (each initial lender of the Facilities collectively with any other lender that becomes a party hereto pursuant to the provisos at the end of the next succeeding paragraph is referred to herein as an “Initial Lender” and, collectively, the “Initial Lenders”).

2.	Titles and Roles.

It is agreed that (i) each of Bank of America, Citi, DBSI, JPMorgan, Mizuho, SMBC, MUFG, Wells Fargo Securities, Scotiabank, BMOCM, RBCCM and MS will act as a lead arranger for each of the Facilities (together with any other lead arranger, if any, appointed pursuant to this paragraph, each in such capacity a “Lead Arranger” and, collectively, the “Lead Arrangers”) and (ii) each of Bank of America, Citi, DBSI, JPMorgan, Mizuho, SMBC, MUFG, Wells Fargo Securities, Scotiabank, BMOCM, RBCCM and MS will act as a joint bookrunner for each of the Facilities (together with any other joint bookrunner, if any, appointed pursuant to this paragraph, each in such capacity a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”); provided that you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. Prior to the public announcement of the entering into of a Merger Agreement (or, if earlier, the entering into of the applicable Facilities Documentation), Parent will select one or more of the initial Lead Arrangers (or relevant affiliate) that are party to this Commitment Letter on the date hereof to appear on the top left on the marketing materials for the Credit Facilities and the Notes Bridge Facility and shall appoint an administrative agent in respect thereof in accordance with the Term Sheets (collectively, the “Administrative Agents”). Except as set forth below, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in respect of its commitment to participate in the Facilities unless you and the Lead Arrangers shall so agree; provided that you may, on or prior to the Syndication Start Date (as defined below), appoint one or more additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers for any Facility, and award such joint bookrunners, arrangers, agents, co-agents, managers or co-managers titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers or confer other titles in respect of such Facility, then, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lenders in respect of such Facility, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of such Facility, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of such Facility at such time (excluding any Initial Lender that becomes a party hereto

2

pursuant to this proviso) on a pro rata basis according to the respective amounts of their commitments, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation pursuant to which such financial institution becomes party to this Commitment Letter and the Fee Letter and, thereupon, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and/or “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any joint bookrunner, arranger, agent or manager for any Facility in accordance with the immediately preceding proviso, (a) the aggregate underwriting economics payable to all such additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers (or any relevant affiliate thereof) in respect of such Facility shall not exceed 30% of the total underwriting economics which would otherwise be payable to the Commitment Parties in respect of such Facility pursuant to the Fee Letter (exclusive of any fees payable to the Administrative Agents in their capacities as such) (with no additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers having greater total underwriting economics than any of the Initial Lenders having the greatest aggregate commitment amount hereunder as of the Signing Date) and (b) each additional joint bookrunner, arranger, agent, co-agent, manager or co-manager (or its relevant affiliate) shall assume a proportion of the commitments with respect to such Facility that is equal to the proportion of the economics allocated to such joint bookrunner, arranger, agent, co-agent, manager or co-manager; provided that (1) upon receipt of the initial $2.5 billion of such commitments, (A) the principal amount of the Notes Bridge Facility shall be decreased to $30.0 billion and the principal amount of the Term A-2 Facility shall be increased to $5.0 billion, the principal amount of the Term A-3 Facility shall be increased to $20.0 billion and the principal amount of the Term A-5 Facility shall be increased to $20.0 billion, (B) such new commitments shall be allocated on a pro rata basis across each of the Facilities (if applicable, as so increased or decreased) and (C) the commitment of each Initial Lender holding commitments as of the Signing Date (the “Signing Date Lenders”) shall be reallocated on a pro rata basis across the Facilities (if applicable, as so increased or decreased) based on the commitment percentage of such Signing Date Lender (as reduced on a pro rata basis by such new commitments) and (2) thereafter, any such new commitments shall be allocated ratably across the Facilities and shall reduce commitments of the Signing Date Lenders on a pro rata basis.

3.	Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Initial Closing Date (as defined below), but in no event prior to the date that is thirty calendar days after the public announcement of the entering into of a Merger Agreement (or such earlier date as Parent may reasonably agree) (the “Syndication Start Date”), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in coordination and consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed) (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by you to us prior to the date of this Commitment Letter (and if after such date and prior to the Initial Closing Date, that are reasonably acceptable to the Lead Arrangers holding a

3

majority of the aggregate amount of outstanding financing commitments in respect of the Facilities on the date hereof (the “Majority Lead Arrangers”)), (ii) those persons who are competitors of you, the Target and your and their respective subsidiaries2 that are separately identified in writing by you to us from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (other than bona fide debt fund affiliates) that are either (a) identified in writing by you from time to time or (b) clearly identifiable on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “Disqualified Lenders”); provided that designations of Disqualified Lenders may not apply retroactively to disqualify any entity that has previously acquired an assignment or participation in any Facility.

Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (but subject to Section 2 above), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Offer (or, if the Acquisition is to be consummated pursuant to a One-Step Merger Agreement, the Merger) and the initial funding under any of the Facilities (the date of such consummation and funding, the “Initial Closing Date”) and, if later and if and to the extent applicable, its obligation to fund the Facilities on the Merger Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, the subsequent funding of the Facilities on the Merger Date) has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities on the Initial Closing Date (and, if later and if and to the extent applicable, the subsequent funding of the Facilities on the Merger Date) and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Initial Closing Date (and, if later and if applicable, the Merger Date) has occurred.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability or funding of the Facilities on the Initial Closing Date (or, if later and if applicable, the Merger Date). The Lead Arrangers may commence syndication efforts promptly after the Syndication Start Date and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Initial Closing Date (subject to the limitations set forth in the preceding paragraph). Until the Initial Closing Date (or such later date as Parent may reasonably agree), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts

[2]

For the avoidance of doubt, references to subsidiaries of Target in the Commitment Letter (including the Exhibits thereto) shall include NXP Semiconductors N.V. (“Nighthawk”) and its subsidiaries to the extent the Purchase Agreement, dated as of October 27, 2016, between Nighthawk and a subsidiary of Target has not been terminated or Nighthawk has otherwise been acquired by Target.

4

benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, such contact between senior management, certain representatives or certain advisors of the Target and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations to be mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the Syndication Start Date, a public corporate credit rating and a public corporate family rating in respect of Parent after giving effect to the Transactions from each of Standard & Poor’s Ratings Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings (“Fitch”), (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the relevant senior officers of the Target to be available for such meetings) and (f) prior to the Initial Closing Date, ensuring there being no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you or any of your subsidiaries, and after using your commercially reasonable efforts, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target or any of its subsidiaries, being offered, placed or arranged (other than (A) the Facilities, (B) the Senior Notes (or any debt securities issued in lieu of the Senior Notes), (C) any Excluded Debt, (D) the Convertible Notes and (E) any indebtedness of the Target and its subsidiaries not prohibited from being incurred or remaining outstanding under the Offer Documents (or, if applicable, the Merger Agreement)) without the written consent of the Majority Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the Facilities or the offering of the Senior Notes (it is understood that your, the Target’s and your and their subsidiaries’ deferred purchase price obligations, commercial paper issuances, ordinary course working capital facilities and ordinary course capital lease, or purchase money and equipment financings will not be deemed to materially and adversely impair the primary syndication of the Facilities or the offering of the Senior Notes). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the obtaining of the public ratings referenced above or the compliance with any of the other provisions set forth in this paragraph, including in any of clauses (a) through (f) above or the next succeeding paragraph, shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Initial Closing Date (or, if later and if applicable, the Merger Date).

5

The Lead Arrangers, in their capacities as such, will manage, in coordination and consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the third preceding paragraph and your rights of appointment set forth in the fourth preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly (taking into account the expected timing of the Syndication Start Date) prepare and provide (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target and its subsidiaries to provide) to the Lead Arrangers customary information with respect to Existing Parent, Parent, the Target and their respective subsidiaries (which, unless a Merger Agreement is entered into, shall be limited to publicly available information relating thereto) and the Transactions, including customary financial estimates, forecasts and other projections (such estimates, forecasts and other projections delivered to us by you, the “Projections”). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraph 3 of Exhibit D-1 hereto.

You hereby acknowledge that (a) the Lead Arrangers will make available Projections and other customary offering and marketing material and presentations, including a customary confidential information memorandum to be used in connection with the syndication of the Facilities (the “Information Memorandum”) (such Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Borrowers, the Target or your or their respective subsidiaries or securities for purposes of United States federal and state securities laws) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”) and who may be engaged in investment and other market related activities with respect to you or the Target or your or the Target’s respective subsidiaries or securities (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

6

You agree to assist (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances only to the extent a Merger Agreement is entered into and not in contravention of the terms thereof, the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of Public Side Information with respect to you or the Target or your or the Target’s respective subsidiaries or securities to Public Siders. It is understood that in connection with your assistance described above, customary authorization letter(s) executed by you (which shall include a customary negative assurance representation) will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any Private Side Information (other than information about the Transactions or the Facilities) and the Information Materials shall exculpate us, you, the Convertible Notes Investors, the Target (only to the extent a Merger Agreement is entered into) and our, your and the Target’s (only to the extent a Merger Agreement is entered into) respective affiliates with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials you agree, at our reasonable request, to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Credit Facilities Documentation and the Bridge Facility Documentation (collectively, the “Facilities Documentation”) and (d) publicly filed financial statements of you and your subsidiaries and the Target and its subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

7

4.	Information.

You hereby represent and warrant that (a) all written factual information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to your knowledge), that has been or will be made available to the Commitment Parties by you, the Target (but only to the extent a Merger Agreement is entered into) or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Initial Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to your knowledge, such representations and warranties are correct in all material respects under those circumstances). In arranging and syndicating the Facilities, the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated as of the date hereof with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

8

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Initial Closing Date (and, if later and if applicable, on the Merger Date) and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to (a) the applicable conditions set forth in the sections entitled “Conditions to Borrowing on the Initial Closing Date” and “Conditions to Borrowing on the Merger Date” in Exhibit B and Exhibit C hereto and (b) the applicable conditions set forth in Exhibit D-1 hereto and, in the case of the Merger Date only, the applicable conditions set forth in Exhibit D-2 hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur (and, if later and if applicable, the funding under the Facilities on the Merger Date, shall occur) (such conditions, the “Funding Conditions”). It is understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Initial Closing Date shall be (a) if a Merger Agreement is entered into prior to such date, such of the representations made by the Target with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Merger Agreement or the right to decline to consummate the Offer or the Merger (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (b) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Initial Closing Date (and, if later and if applicable, the Merger Date) if the applicable Funding Conditions are satisfied (or waived by the Majority Lead Arrangers and each Administrative Agent). For purposes hereof, “Specified Representations” means the applicable representations and warranties of the Borrowers and any Closing Date Guarantors set forth in the Facilities Documentation relating to organizational existence thereof, power and authority, due authorization, execution and delivery, and enforceability, in each case related to the entering into, borrowing under, guaranteeing under, and performance of the applicable Facilities Documentation; Federal Reserve margin regulations; the use of the proceeds of the Facilities not violating the Patriot Act, applicable sanctions and anti-corruption laws (including FCPA or OFAC); the Investment Company Act; solvency as of the Initial Closing Date (after giving effect to the Transactions) of Parent and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit D-1); and the incurrence of the loans to be made under the Facilities and the provision of any Guarantee, in each case, under the Facilities, and the entering into of the Facilities Documentation, do not conflict with the organizational documents of the Borrowers or any Closing Date Guarantors. In the event the Credit Facilities Documentation or the Bridge Facility Documentation, as the case may be, is entered into prior to

9

the Initial Closing Date (or, if later and if applicable, prior to the Merger Date) (such date, the “Effective Date”), then during the period from and including the Effective Date to and including the funding of the Facilities on the Initial Closing Date (and, if later and if applicable, on the Merger Date) (the “Certain Funds Period”), and notwithstanding (A) that any representation made on the Effective Date (or, if later and if applicable, with respect to a funding of the Facilities on the Merger Date, any representation made on the Initial Closing Date) in the applicable Facilities Documentation was incorrect (other than any Specified Representation), (B) any failure by Parent or any of its subsidiaries to comply with the terms of the applicable Facilities Documentation or the existence of a default or event of default thereunder, (C) any provision to the contrary in the applicable Facilities Documentation or otherwise or (D) that any condition to the occurrence of the Effective Date (or, if later and if applicable, with respect to a funding of the Facilities on the Merger Date, any condition to the occurrence of the Initial Closing Date) in the applicable Facilities Documentation may subsequently be determined not to have been satisfied, no Commitment Party, Administrative Agent or Lender shall be entitled to (1) cancel any of its commitments under any Facility (except as expressly set forth under the heading “Mandatory Commitment Reduction and Prepayment” in Exhibit C), (2) rescind, terminate or cancel any of the Facilities Documentation or exercise any right or remedy or make or enforce any claim thereunder or that it may otherwise have to the extent to do so would prevent, limit or delay the funding of the Facilities on the Initial Closing Date (and, if later and if applicable, on the Merger Date), (3) refuse to participate in the funding of the Facilities on the Initial Closing Date (and, if later and if applicable, on the Merger Date); provided that the relevant Funding Conditions have been satisfied or waived, or (4) exercise any right of set-off or counterclaim to the extent to do so would prevent, limit or delay its participation in the funding of the Facilities on the Initial Closing Date (and, if later and if applicable, on the Merger Date). Notwithstanding anything to the contrary provided herein, (i) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders under the applicable Facilities Documentation shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing and (ii) nothing in the preceding sentence shall affect any of the rights, remedies and entitlements of the Commitment Parties under this Commitment Letter or the Fee Letter. For the avoidance of doubt, no Initial Lender shall be required to enter into the Credit Facilities Documentation or the Bridge Facilities Documentation prior to the Initial Closing Date (or in the case of the Notes Bridge Facility, if later and if applicable, the Bridge Closing Date); provided that, to the extent the Credit Facilities Documentation or the Bridge Facilities Documentation is entered into by the Borrower, the applicable Administrative Agent and one or more Initial Lenders prior to the Initial Closing Date (or in the case of the Notes Bridge Facility, if later and if applicable, prior to the Bridge Closing Date), the commitments of any Initial Lender who declines to enter into the Credit Facilities Documentation or the Bridge Facilities Documentation prior to the Initial Closing Date (or in the case of the Notes Bridge Facility, if later and if applicable, the Bridge Closing Date) shall remain outstanding pursuant to the terms of this Commitment Letter until the Initial Closing Date (or, if later and if applicable, the Merger Date). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

10

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) subject to applicable laws, rules or regulations, to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any claim, litigation, investigation or proceeding relating to this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agents, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time and (b) to the extent that the Initial Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of outside counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agents appointed pursuant to the Term Sheets (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which

11

may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation (collectively, the “Expenses”). You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account or our relationship with such counsel). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter or the Fee Letter by, such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your affiliates), the Target (or any of its affiliates) (only to the extent a Merger Agreement is entered into), the Convertible Notes Investors or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. It is further agreed that the Commitment Parties shall be severally liable in respect of their commitments to each Facility, on a several, and not joint basis with any other Lender.

12

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

“Related Indemnified Person” of an Indemnified Person means (i) any controlling person or any affiliate of such Indemnified Person, (ii) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (iii) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (iii), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions is to be deemed to be acting at the instruction of such person).

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and their respective subsidiaries and affiliates may have conflicting interests. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Target or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may

13

actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target (and its affiliates), the Target’s and your respective customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrowers, the Target (and its affiliates) or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target, you and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and your and their respective subsidiaries and affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Target or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or the Target or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Target or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

14

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacities as Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter or the transactions contemplated hereby and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

In addition, please note that Citi has been retained by you as financial advisor (in such capacity, the “Buy Side Advisor”) to you in connection with the Acquisition (as defined in Exhibit A hereto). You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy Side Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the Buy Side Advisor may advise you in other matters adverse to the interests of the parties hereto. Notwithstanding the foregoing, in no event shall the foregoing be construed to limit the confidentiality obligations of Citi and its permitted assigns that are contained in Section 9 of this Commitment Letter.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto or the contents of each thereof, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Convertible Notes Investors and to your and any of your or the Convertible Notes Investors’ affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to an order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities or as reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of your rights under, this Commitment Letter, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and its contents and the contents hereof (including the Term Sheets and other exhibits and attachments hereto but not the Fee Letter or the contents thereof) to the Target, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheets and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in any syndication or other offering or marketing materials in connection with the Facilities (including the Information Materials), the Senior Notes or the Convertible Notes or in connection with any public or regulatory filing relating to the Transactions, (iii) you may disclose the Term Sheets and other

15

exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for Parent, the Term Facilities and/or the Senior Notes, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of any Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, the Senior Notes or the Convertible Notes or in any public or regulatory filing relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) or any offering or private placement of the Senior Notes or the Convertible Notes, (v) if the fee amounts payable pursuant to the Fee Letter and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis and (vi) you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheets and other exhibits and attachments hereto) to any additional joint bookrunner, arranger, agent, co-agent, manager or co-manager in either case to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis.

Each Commitment Party and its affiliates will use all information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel or as reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of such Commitment Party’s rights under, this Commitment Letter (in which case such Commitment Party agrees to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank or other regulatory authority exercising examination or regulatory authority)), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank or other regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information is or becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries or to the Convertible Notes

16

Investors, (d) to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, your affiliates, the Target or any of your or their respective subsidiaries or to the Convertible Notes Investors, (e) to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information, (f) to such Commitment Party’s affiliates and to its and their respective employees, officers, directors, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party responsible for such person’s compliance with this paragraph) (such persons, collectively, the “Related Parties”), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) for purposes of establishing a “due diligence” defense, (i) to the extent you consent in writing to any specific disclosure or (j) to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the prior acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials) in accordance with customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties.

Subject to the immediately preceding sentence, the confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the third anniversary of the date hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to any Borrower organized under the laws of any state of the United States on the Initial Closing Date) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). Except as contemplated by Section 2 hereof, this Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not

17

intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein). Each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Merger Agreement or the right to decline to consummate the Offer or the Merger and (b) the determination of whether the Offer and/or the Merger has been consummated in accordance with the terms of the Offer Documents (or, if applicable, the Merger Agreement), in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Any Joint Bookrunner may, with your consent, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Initial Closing Date, in the form of “tombstone” or otherwise describing the names of the Borrowers and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent as provided in Section 6 hereof, subject to the Limited Conditionality Provisions.

18

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and any Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers and any Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), syndication (if applicable), absence of advisory or fiduciary duties, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 and the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may

19

terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any Facility (or any portion thereof, including on a non-pro rata basis across the Facilities; provided that, other than pursuant to the Fee Letter, commitments with respect to the Notes Bridge Facility shall not be terminated, in whole or in part, without a ratable termination of the Term Facilities) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the relevant Facility as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 9:00 a.m., New York City time, on February 19, 2018 (the date of such acceptance, the “Signing Date”). Such offer will remain available for acceptance until such time, but will automatically expire at such time if we (or our legal counsel) have not received such executed counterparts in accordance with the preceding sentence. Upon execution and delivery of this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) to the extent a Merger Agreement is entered into and prior to the consummation of the Transactions, the termination of such Merger Agreement by you in a signed writing in accordance with its terms, (ii) the expiration of the Offer without the execution and delivery of a Merger Agreement (unless either (a) at least 85% of the outstanding common stock of Target is tendered and accepted for payment pursuant to the Offer or (b) the board of directors of the Target has approved the Merger under Section 203 of the Delaware General Corporation Law and has waived the corresponding protections in the Target’s governing documents), (iii) the consummation of the Offer or the Merger without the funding of the Facilities, (iv) five business days after the Outside Date (as defined in the Merger Agreement and as may be extended in accordance with the terms thereof) and (v) the date that is eighteen months after the Signing Date; provided that such date may be extended twice by up to 3 months for each such extension (for a total of 24 months) if the “Competition Laws Condition” in the Offer Documents (or the “Required Antitrust Clearances” condition in the One-Step Merger Agreement) has not been satisfied (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

20

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Sarang Gadkari
Name: Sarang Gadkari
Title: Managing Director

[Project Zebra Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Managing Director

[Project Zebra Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Sanjeev Punjabi
Name: Sanjeev Punjabi
Title: Managing Director

By:	/s/ Ming K Chu
Name: Ming K Chu
Title: Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Sanjeev Punjabi
Name: Sanjeev Punjabi
Title: Managing Director

By:	/s/ Ming K Chu
Name: Ming K Chu
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Sanjeev Punjabi
Name: Sanjeev Punjabi
Title: Managing Director

By:	/s/ Ming K Chu
Name: Ming K Chu
Title: Director

[Project Zebra Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Bruce S. Borden
Name: Bruce S. Borden
Title: Executive Director

[Project Zebra Commitment Letter]

MIZUHO BANK, LTD.

By:	/s/ Daniel Guevara
Name: Daniel Guevara
Title: Authorized Signatory

[Project Zebra Commitment Letter]

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managing Director

[Project Zebra Commitment Letter]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD

By:	/s/ Matthew Antioco
Name: Matthew Antioco
Title: Director

[Project Zebra Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Joe Mynatt
Name: Joe Mynatt
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Stephen G. Locke
Name: Steven G. Locke
Title: Managing Director

[Project Zebra Commitment Letter]

THE BANK OF NOVA SCOTIA

By:	/s/ Diane Emanuel
Name: Diane Emanuel
Title: Managing Director

[Project Zebra Commitment Letter]

BANK OF MONTREAL

By:	/s/ Michael Kus
Name: Michael Kus
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Patrick Kratus
Name: Patrick Kratus
Title: Managing Director

[Project Zebra Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ David Wirdnam
Name: David Wirdnam
Title: Authorized Signatory

[Project Zebra Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

[Project Zebra Commitment Letter]

Accepted and agreed to as of February 11, 2018:

BROADCOM LIMITED, a Singapore limited company

By:	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Chief Financial Officer

BROADCOM LIMITED, a Delaware corporation

By:	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Chief Financial Officer

[Project Zebra Commitment Letter]

Schedule I

	Commitment Percentage[1]	Term A-2 Facility	Term A-3 Facility	Term A-5 Facility	Revolving Facility	Cash Flow Bridge Facility	Notes Bridge Facility
Bank of America, N.A.	9.1251%	$408,531,994.00	$1,795,733,998.00	$1,795,733,998.00	$456,256,415.00	$1,825,025,660.00	$2,843,846,234.70
Citi	9.1251%	$408,531,994.00	$1,795,733,998.00	$1,795,733,998.00	$456,256,415.00	$1,825,025,660.00	$2,843,846,234.70
Deutsche Bank AG New York Branch	9.1251%	$408,531,994.00	$1,795,733,998.00	$1,795,733,998.00	$456,256,415.00	$1,825,025,660.00	$2,843,846,234.70
JPMorgan Chase Bank, N.A.	9.1251%	$408,531,994.00	$1,795,733,998.00	$1,795,733,998.00	$456,256,415.00	$1,825,025,660.00	$2,843,846,234.70
Mizuho Bank, Ltd.	9.1251%	$408,531,994.00	$1,795,733,998.00	$1,795,733,998.00	$456,256,415.00	$1,825,025,660.00	$2,843,846,234.70
Sumitomo Mitsui Banking Corporation	9.1251%	$408,531,994.00	$1,795,733,998.00	$1,795,733,998.00	$456,256,415.00	$1,825,025,660.00	$2,843,846,234.70
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	9.1251%	$408,531,994.00	$1,795,733,998.00	$1,795,733,998.00	$456,256,415.00	$1,825,025,660.00	$2,843,846,234.70
Wells Fargo Bank, N.A.	9.1251%	$408,531,994.00	$1,795,733,998.00	$1,795,733,998.00	$456,256,415.00	$1,825,025,660.00	$2,843,846,234.70
The Bank of Nova Scotia	7.5282%	$337,038,897.00	$1,481,480,559.00	$1,481,480,559.00	$376,411,545.00	$1,505,646,180.00	$2,346,173,160.00
Bank of Montreal	7.4940%	$335,506,900.00	$1,474,746,543.00	$1,474,746,543.00	$374,700,580.00	$1,498,802,320.00	$2,335,508,715.14
Royal Bank of Canada	6.8438%	$306,398,994.00	$1,346,800,494.00	$1,346,800,494.00	$342,192,310.00	$1,368,769,240.00	$2,132,884,668.23
Morgan Stanley Senior Funding, Inc.	5.1329%	$229,799,257.00	$1,010,100,420.00	$1,010,100,420.00	$256,644,245.00	$1,026,576,980.00	$1,599,663,579.03

Total	100.0000%	$4,477,000,000.00	$19,679,000,000.00	$19,679,000,000.00	$5,000,000,000.00	$20,000,000,000.00	$31,165,000,000.00

[1]	Rounded to the fourth decimal place.

EXHIBIT A

Project Zebra

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Broadcom Limited (“Parent”), a Delaware corporation and wholly-owned subsidiary of an entity also named Broadcom Limited, which is a limited company incorporated under the laws of The Republic of Singapore (“Existing Parent”) and the existing ultimate parent company of Broadcom Corporation, a California corporation (“Broadcom U.S.”) and Broadcom Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands (“Broadcom Cayman”), intends to acquire (the “Acquisition”) directly or indirectly the capital stock of Qualcomm Incorporated, a Delaware corporation (the “Target”), from the equity holders thereof.

In connection with the foregoing, it is intended that:

a)	A newly-formed subsidiary of Parent organized under the laws of Delaware (“Acquisition Sub”), will consummate the Acquisition pursuant to either (i) the consummation of the Offer (as defined below) and the subsequent merger of Acquisition Sub with and into Target pursuant to either (1) an Agreement and Plan of Merger (together with all exhibits, schedules and other disclosure letters thereto, collectively, and as modified or amended, the “Two-Step Merger Agreement”) to be entered pursuant to Section 251(h) of the Delaware General Corporation Law or otherwise entered into by Parent, Acquisition Sub and Target or (2) Section 253 of the Delaware General Corporation Law or (ii) the merger of Acquisition Sub with and into Target pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules and other disclosure letters thereto, collectively, and as otherwise modified or amended, the “One-Step Merger Agreement”; and together with the Two-Step Merger Agreement, each a “Merger Agreement”) to be entered into by and among Parent, Acquisition Sub and the Target (any such merger described in the foregoing clauses (i) or (ii) above being, the “Merger” and the date of the Merger being, the “Merger Date”) and, in either case, with the Target being the surviving entity of the Merger and a direct or indirect subsidiary of Parent.

b)	Acquisition Sub will (i) commence an exchange offer (the “Offer”) to acquire any and all of the outstanding common stock of Target pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission (together with the exhibits filed therewith and as amended, supplemented or otherwise modified, the “Offer Documents”) in exchange for a right to receive a combination of cash and shares of Parent and/or (ii) enter into a consensual One-Step Merger Agreement.

c)	Prior to the Acquisition, Existing Parent and Parent will engage in a “scheme of arrangement” under Singapore law pursuant to which Parent will become the ultimate parent of Existing Parent, Broadcom U.S. and Broadcom Cayman (the “Redomiciliation”). In connection with the Redomiciliation, (i) existing holders of ordinary shares of Existing Parent will transfer such shares to Parent or a subsidiary of Parent and in consideration thereof will receive shares of common stock of Parent and (ii) each of Broadcom U.S., Broadcom Cayman and Acquisition Sub will become direct or indirect subsidiaries of Parent.

d)	The Borrowers (as defined in Exhibits B and C) will (i) obtain up to $4.477 billion under a 2-year senior unsecured term loan A facility described in Exhibit B to the Commitment Letter (the “Term A-2 Facility”), (ii) obtain up to $19.679 billion under a 3-year senior unsecured term loan A facility described in Exhibit B to the Commitment Letter (the “Term A-3 Facility”), (iii) obtain up to $19.679 billion under a 5-year senior unsecured term loan A facility described in Exhibit B to the Commitment Letter (the “Term A-5 Facility”), (iv) obtain up to $5.0 billion of commitments under a revolving credit facility described in Exhibit B to the Commitment Letter (the “Revolving Facility”), (v) obtain up to $20.0 billion under the senior unsecured term loan facility as a cash backstop described in Exhibit B to the Commitment Letter (the “Cash Flow Bridge Facility”) and (vi) will issue senior unsecured notes yielding up to $31.165 billion in gross proceeds (the “Senior Notes”) in one or more Rule 144A offerings, or in the event the Senior Notes are not issued on or prior to the Initial Closing Date or if the Senior Notes issued on or prior to the Initial Closing Date yield less than $31.165 billion of gross cash proceeds, obtain the senior unsecured bridge facility described in Exhibit C to the Commitment Letter (the “Notes Bridge Facility” and collectively with the Term A-2 Facility, the Term A-3 Facility, the Term A-5 Facility, the Revolving Facility and the Cash Flow Bridge Facility, the “Facilities” and each, a “Facility”).

e)	Certain investors (which may include certain funds affiliated with Silver Lake Partners) (the “Convertible Notes Investors”) intend to purchase convertible notes (the “Convertible Notes”) to finance a portion of the Acquisition in an aggregate principal amount of up to $6.0 billion issued by Parent pursuant to and on the terms set forth in the note purchase agreement dated as of the date hereof, among Parent and the Convertible Notes Investors.

f)	The proceeds of the Facilities (and/or the Senior Notes), together with the proceeds of the Convertible Notes and a portion of the cash on hand at Parent and its subsidiaries and/or, in the case of a One-Step Merger, the Target and its subsidiaries will be applied (i) if applicable, to pay the consideration required to consummate the Offer, (ii) to pay the consideration required to consummate the Merger, (iii) to pay the fees and expenses incurred in connection with the Transactions, and (iv) to repay or refinance certain existing indebtedness at Parent and its subsidiaries and/or Target and its subsidiaries (the amounts set forth in clauses (i) through (iv) above, collectively, the “Transaction Funds”).

The transactions described above (including the payment of Transaction Funds) are collectively referred to herein as the “Transactions”.

EXHIBIT B

Project Zebra

Credit Facilities

Summary of Principal Terms and Conditions3

Borrower(s):	Parent, a wholly owned direct subsidiary thereof organized under the laws of the any state of the United States or, to the extent Broadcom Cayman L.P. (the “Partnership”) remains in existence as of the Initial Closing Date, one or more of the Partnership’s wholly-owned direct or indirect subsidiaries designated by Parent (each, a “Borrower” and collectively, the “Borrowers”) on a joint and several basis, organized under the laws of the United States, Luxembourg, Cayman Islands or such other jurisdiction as may be reasonably acceptable to the Lead Arrangers.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:	An affiliate of a Lead Arranger appointed by Parent will act as sole administrative agent (in such capacity, the “Credit Facilities Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Majority Lead Arrangers and Parent, excluding any Disqualified Lenders (together with the Initial Lenders, the “Credit Lenders”) and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Bank of America, Citi, DBSI, JPMorgan, Mizuho, SMBC, MUFG, Wells Fargo Securities, Scotiabank, BMOCM, RBCCM and MS will act as lead arrangers (together with any additional lead arranger appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Bank of America, Citi, DBSI, JPMorgan, Mizuho, SMBC, MUFG, Wells Fargo Securities, Scotiabank, BMOCM, RBCCM and MS will act as joint bookrunners (together with any additional joint bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Credit Facilities, and each will perform the duties customarily associated with such roles.

Other Agents:	Parent may designate one or more Lead Arrangers or their affiliates to act as syndication agents, co-syndication agent, documentation agent and/or co-documentation agent as provided in the Commitment Letter.

[3]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, C and D thereto.

Facilities:

A senior unsecured one-year term facility (the “Cash Flow Bridge Facility”) in an aggregate principal amount of up to $20.0 billion. The loans under the Cash Flow Bridge Facility are referred to as the “Cash Flow Bridge Loans.”

A senior unsecured two-year term A facility (the “Term A-2 Facility”) in an aggregate principal amount of up to $4.477 billion. The loans under the Term A-2 Term Facility are referred to as the “Term A-2 Loans.”

A senior unsecured three-year term A facility (the “Term A-3 Facility”) in an aggregate principal amount of up to $19.679 billion. The loans under the Term A-3 Term Facility are referred to as the “Term A-3 Loans.”

A senior unsecured five-year term A facility (the “Term A-5 Facility”; together with the Cash Flow Bridge Facility, Term A-2 Facility and the Term A-3 Facility, the “Term Facilities”) in an aggregate principal amount of up to $19.679 billion. The loans under the Term A-5 Term Facility are referred to as the “Term A-5 Loans; and together with the Cash Flow Bridge Loans, the Term A-2 Loans and the Term A-3 Loans, the “Term Loans.”

A senior unsecured five-year revolving facility (the “Revolving Facility”; together with the Term Facilities, the “Credit Facilities”) in an aggregate amount of $5.0 billion. The loans under the Revolving Facility are referred to as “Revolving Loans”; and together with the Term Loans, the “Loans.”

Letters of Credit, Bank Guaranty:	The Credit Facilities Documentation (as defined below) will include letter of credit and bank guaranty provisions (including fees) on terms and conditions substantially consistent with those set forth in the Form Agreement (as defined below) after giving effect to the Credit Documentation Considerations (as defined below); provided that (i) the letter of credit and bank guaranty sublimit therein shall be at least $500 million, and (ii) each of the Initial Lenders (together with other Lenders who agree in writing to issue such letters of credit and bank guarantees and who are reasonably acceptable to the Borrower and the Credit Facilities Administrative Agent, each an “Issuing Bank”) (or an affiliate thereof, which may be different affiliates for letters of credit and bank guarantees) shall serve as the letter of credit and bank guaranty issuer; provided that each Issuing Bank shall have a letter of credit and bank guaranty sublimit proportionate with its respective share of the commitments under the Revolving Facility on the Initial Closing Date and shall issue letters of credit and bank guarantees based on its pro rata share of the letter of credit subfacility.

Availability:	The Term Facilities will be made available on the Initial Closing Date substantially simultaneously with the consummation of the Offer (or, if the Acquisition is consummated pursuant to the One-Step Merger Agreement, the Merger); provided that, if Parent elects within a reasonable time period prior to the Initial Closing Date, the Term Facilities will be structured such that, on the Initial Closing Date (if such date is not the same date as the

Merger Date), only the portion of the Term Facilities (in amounts and pursuant to Term Facilities as selected by Parent in consultation with the Majority Lead Arrangers) as is required to finance the consummation of the Offer and the payment of related fees and expenses may be borrowed on the Initial Closing Date; provided, further, that the Term Facilities not so borrowed on the Initial Closing Date shall be available on a delayed draw basis substantially simultaneously with the consummation of the Merger on the Merger Date, it being understood and agreed that no Initial Lender will be required to fund borrowings under any Term Facility after the Expiration Date except pursuant to the terms of the Credit Facilities Documentation to the extent party thereto. If less than the entire aggregate principal amount of any Term Facility is borrowed on the Initial Closing Date, any portion of the relevant Facilities borrowed on a delayed draw basis shall be treated for U.S. federal income tax purposes as fungible with any outstanding borrowings under such Facility. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

The Revolving Facility will be available on or after the Initial Closing Date and any time prior to the final maturity of the Revolving Facility. Additionally, letters of credit, bank guarantees and other credit support no longer available to Parent, the Target or their subsidiaries as of the Initial Closing Date (or, if later and if applicable, the Merger Date) may be “rolled over” on the Initial Closing Date (and, if later and if applicable, the Merger Date) and/or new letters of credit or bank guarantees may be issued on the Initial Closing Date (and, if later and if applicable, the Merger Date) in order to, among other things, backstop or replace any such credit support outstanding on the Initial Closing Date (or, if later and if applicable, the Merger Date) under such facilities. Otherwise, letters of credit, bank guarantees and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility. Revolving Loans that are ABR Loans shall be available on same-day notice.

Purpose:

The proceeds of the Term Facilities will be used by Parent and its subsidiaries, together with the proceeds from the Revolving Facility, Notes Bridge Facility (if any), the Cash Flow Bridge Facility, the Convertible Notes, the Senior Notes (if any) and cash on hand at Parent and its subsidiaries and/or, in the case of a One-Step Merger, at Target and its subsidiaries to pay the Transaction Funds and, any excess thereof, may be used for working capital and other general corporate purposes.

The letters of credit, bank guarantees and proceeds of Revolving Loans may be used by Parent and its subsidiaries for working capital and other general corporate purposes, including the financing of acquisition, dividends and other distributions on account of the capital stock of Parent and payment of Transaction Funds.

Guarantees:

All obligations of the Borrowers under the Credit Facilities will be guaranteed jointly and severally on a senior unsecured basis (the “Credit Facilities Guarantees”) by Existing Parent (if in existence), Broadcom U.S., Broadcom Cayman and each other obligor with respect to the existing senior notes of Broadcom U.S. and Broadcom Cayman issued in 2017 and, after the Merger Date, the Target (each, a “Subsidiary Guarantor”) and, if Parent is not a Borrower, Parent (together with the Subsidiary Guarantors, the “Guarantors”). Notwithstanding the foregoing, in no event shall the Target be required to provide a Credit Facilities Guarantee prior to the date that is sixty days after the Merger Date (or such later date as the Credit Facilities Administrative Agent may reasonably agree). Parent (to the extent not a Borrower) and the subsidiaries of Parent required by this paragraph to provide a Credit Guarantee on or prior to the Initial Closing Date being, the “Closing Date Guarantors.”

The Credit Facilities Guarantees will rank equal in right of payment with the guarantees provided in connection with the Notes Bridge Facility (if any) and the Senior Notes (if any).

Upon the occurrence of a Ratings Event (as defined below) and the substantially simultaneous release of all Subsidiary Guarantors from any Bridge Guarantees, any guarantees of the Senior Notes and any guarantees of any other senior indebtedness of the Borrowers (and, if Parent is not a Borrower, of Parent) outstanding at such time having an outstanding principal amount greater than or equal to $1.5 billion (such other indebtedness, “Material Indebtedness”), the Subsidiary Guarantors shall be automatically released from the Credit Facilities Guarantees and the Credit Facilities Administrative Agent shall promptly take such actions as are reasonably requested by Parent to evidence such release.

“Ratings Event” means Parent has obtained a rating (or an advisory or prospective rating) from any two of the three of S&P, Moody’s and Fitch that, after giving effect to the proposed release of Subsidiary Guarantors from the Credit Facilities Guarantees and the substantially simultaneous release of any Bridge Guarantees, any guarantees of the Senior Notes and any guarantees of any outstanding Material Indebtedness by the Subsidiary Guarantors, reflect ratings corresponding to Level II or better in the pricing grid under the heading “Interest Rates” below (i) for the corporate rating of Parent and (ii) with respect to each Term Facility.

Security:	None.

Maturity:	The Cash Flow Bridge Facility will mature, and the outstanding amount thereof will be payable, on the date that is 364 days from the date the Cash Flow Bridge Loans are initially funded thereunder and will have no amortization.

The Term A-2 Facility will mature, and the outstanding amount thereof will be payable, on the date that is two years from the date the Term A-2 Loans are initially funded thereunder and will have no amortization.

The Term A-3 Facility will mature, and the outstanding amount thereof will be payable, on the date that is three years from the date Term A-3 Loans are initially funded thereunder and will have no amortization.

The Term A-5 Facility will mature, and the outstanding amount thereof will be payable, on the date that is five years from the date the Term A-5 Loans are initially funded thereunder and will amortize in equal quarterly installments in aggregate annual amounts equal to (i) during the first, second and third year following such initial funding date, 5% of the original principal amount of the Term A-5 Facility (including, after the Merger Date, any Term A-5 Loans borrowed on a delayed draw basis, as may be adjusted to ensure fungibility with existing Term A-5 Loans) and (ii) during the fourth and fifth year following such initial funding date, 10% of the original principal amount of the Term A-5 Facility (including, after the Merger Date, any Term A-5 Loans borrowed on a delayed draw basis, as may be adjusted to ensure fungibility with existing Term A-5 Loans).

The Revolving Facility will mature, the commitments thereunder will terminate and the outstanding Revolving Loans will be payable on the date that is five years from the Initial Closing Date.

Interest Rates and Commitment Fees:

For the Cash Flow Bridge Facility, at the option of the Borrowers, Adjusted LIBOR plus a margin (the “Applicable Margin”) of 1.00% or ABR plus an Applicable Margin of 0.0%.

For the Term A-2 Facility, at the option of the Borrowers, Adjusted LIBOR plus an Applicable Margin of 1.125% or ABR plus an Applicable Margin of 0.125%.

For the Term A-3 Facility and the Revolving Facility, at the option of the Borrowers, Adjusted LIBOR plus an Applicable Margin of 1.25% or ABR plus an Applicable Margin of 0.25%.

For the Term A-5 Facility, at the option of the Borrowers, Adjusted LIBOR plus an Applicable Margin of 1.375% or ABR plus an Applicable Margin of 0.375%.

The Borrowers shall pay a commitment fee on unused commitments under the Revolving Facility of 0.125% per annum.

From and after the Initial Closing Date, the Applicable Margin with respect to each Credit Facility and the commitment fee for the Revolving Facility shall be determined by reference to the pricing grid below.

Level	Debt Rating S&P/Moody’s/Fitch	Cash Flow Bridge	Term A-2	Term A-3 and Revolver	Term A-5	Unused Fee
I	A-/A3/A- or higher	0.75%	0.875%	1.00%	1.125%	0.075%
II	BBB+/Baa1/BBB+	0.875%	1.00%	1.125%	1.25%	0.10%
III	BBB/Baa2/BBB	1.00%	1.125%	1.25%	1.375%	0.125%
IV	BBB-/Baa3/BBB-	1.125%	1.25%	1.375%	1.50%	0.15%
V	BB+/Ba1/BB+ or lower	1.25%	1.375%	1.50%	1.625%	0.20%

“Debt Rating” means the respective rating of the non-credit enhanced, senior unsecured debt of Parent issued by Standard & Poor’s Ratings Services (“S&P”), Moody’s Investor Service, Inc. (“Moody’s”) and Fitch Ratings (“Fitch”).

In the event that Debt Ratings are provided by all of Moody’s, Fitch and S&P, and such Debt Ratings fall within different Levels (i) if any two ratings are at the same Level, the relevant Applicable Margin shall be based upon such Level and (ii) if no two Debt Ratings are at the same Level, the Applicable Margin shall be based upon the Level which is in the middle of the distribution of the three ratings.

In the event that Debt Ratings are provided by any two of Moody’s, Fitch and S&P, (i) if such Debt Ratings fall within the same Level, the relevant Applicable Margin shall be based upon such Level, and (ii) if such Debt Ratings fall within different Levels, the relevant Applicable Margin shall be based on the higher of the two Levels (with Level I being the highest and Level V being the lowest) unless one of the two Debt Ratings is two or more Levels lower than the other, in which case the relevant Applicable Margin shall be determined by reference to the Level immediately below the Level of the higher of the two Debt Ratings.

In the event that a Debt Rating is provided only by one of Moody’s, Fitch and S&P, the relevant Applicable Margin shall be based on such level.

The Applicable Margins with respect to all ABR Loans shall be 100 basis points less than the Applicable Margin with respect to Adjusted LIBOR Loans set forth above, but in any event not less than zero basis points.

The Borrowers may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 or fewer months or a period of shorter than 1 month) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (i) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 6 months, every three months, and on the applicable maturity date and (ii) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the Credit Facilities Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR (as defined below) rate plus 1.0% per annum.

“Adjusted LIBOR” is the greater of (i) 0.0% per annum and (ii) the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Initial Closing Date (or otherwise on the Reuters screen), adjusted for statutory reserve requirements for eurocurrency liabilities; provided that the Credit Facilities Documentation shall contain customary LIBOR successor language.

Duration Fees:	The Borrowers will pay a duration fee, for the ratable benefit of the Lenders with respect to the Cash Flow Bridge Facility, in an amount equal to 0.50% of the aggregate principal amount of the Cash Flow Bridge Loans outstanding (if any) on each of the dates which is 90 days, 180 days, 270 days and 360 days after the Initial Closing Date (or, with respect to any Cash Flow Bridge Loans not funded on the Initial Closing Date, after the Merger Date, as applicable), due and payable in cash on each such day (or if such day is not a business day, the next business day).

Default Rate:	During the continuance of a payment or bankruptcy event of default, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Mandatory Prepayment:	None.

Optional Prepayment and Commitment Reductions:	Voluntary reductions of the unutilized portion of the Revolving Facility and voluntary prepayments of borrowings under the Term Facilities will be permitted at any time, in minimum principal amounts to be agreed, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, without premium or penalty.

Voluntary prepayments of the Term Facilities will be applied as directed by and in the discretion of Parent (including on a non-pro rata basis among the Term Facilities).

Voluntary prepayments of the Term A-5 Facility will be applied to the remaining amortization payments thereunder as directed by the Borrower(s) and absent such direction, in direct order of maturity thereof.

Documentation:	The definitive financing documentation for the Credit Facilities (the “Credit Facilities Documentation”) shall be documented under a separate credit agreement, initially drafted by counsel for Parent and contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Syndication Start Date, and (ii) contain only those conditions, representations, events of default and covenants set forth or referred to in this Exhibit B and such other terms (but no other conditions) as Parent and the Majority Lead Arrangers shall reasonably agree; it being understood and agreed that the Credit Facilities Documentation shall be based on and substantially consistent with the form credit agreement attached as Exhibit E to the Commitment Letter (the “Form Agreement”) and subject to (a) modifications to reflect reasonable administrative, agency and operational requirements of the Credit Facilities Administrative Agent thereunder (including with respect to letters of credit and rate setting mechanics), (b) modifications implementing any delayed draw Term Facilities as selected by Parent pursuant to the terms described under “Availability” above and the related “Condition to Borrowing on the Merger Date” described below and (c) such other changes as mutually agreed but no less favorable to Parent and its subsidiaries than the terms of the Form Agreement (collectively, the “Credit Facilities Documentation Considerations”).

Conditions to Borrowing on the Initial Closing Date:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing and other extensions of credit under the Credit Facilities on the Initial Closing Date will be subject solely to (a) delivery of a customary borrowing notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default of event of default, (b) the accuracy of the Specified Representations in all material respects, (c) if a Merger Agreement has been entered into on or prior to the Initial Closing Date, the accuracy of the Specified Merger Agreement Representations in all material respects and (d) the conditions set forth in Exhibit D-1 to the Commitment Letter.

Conditions to Borrowing on the Merger Date:	Subject to the Limited Conditionality Provisions, the availability of the borrowing and other extensions of credit under the Credit Facilities on the Merger Date (if occurring after the Initial Closing Date or on the Initial Closing Date pursuant to a Two-Step Merger Agreement) will be subject solely to (a) delivery of a customary borrowing notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default of event of default, (b) the accuracy of the Specified Representations in all material respects, (c) the prior (or substantially simultaneous) occurrence of, and satisfaction or waiver of the conditions precedent to, the initial funding of the Facilities on the Initial Closing Date and (d) the conditions set forth in Exhibit D-2 to the Commitment Letter.

Representations and Warranties:	The Credit Facilities Documentation will include representations and warranties substantially consistent with the Form Agreement after giving effect to the Credit Facilities Documentation Considerations and will be limited to (i) existence, qualification and power, (ii) authorization and no contravention, (iii) governmental authorization and other consents, (iv) binding effect, (v) financial statements and no material adverse effect (after the Merger Date), (vi) litigation, (vii) taxes, (viii) ERISA, (ix) margin regulations and investment company act, (x) compliance with law, (xi) the Patriot Act, sanctions and anti-corruption laws, (xii) closing date disclosure and (xiii) closing date solvency.

Affirmative Covenants:	The Credit Facilities Documentation will include affirmative covenants substantially consistent with the Form Agreement after giving effect to the Credit Facilities Documentation Considerations and will be limited to (i) delivery of financial statements, certificates, other information and notices of material events, (ii) payment of taxes, (iii) preservation of existence, (iv) compliance with laws, (v) maintenance of books and records, (vi) use of proceeds, and (v) inspection rights.

Negative Covenants:

The Credit Facilities Documentation will include negative covenants substantially consistent with the Form Agreement after giving effect to the Credit Facilities Documentation Considerations and will be limited to restrictions on (i) liens securing debt for borrowed money, (ii) fundamental changes and (iii) use of proceeds (including not in violation of sanctions and anti-corruption laws).

Notwithstanding anything herein or in the Credit Facilities Documentation to the contrary, the negative covenant restrictions shall not apply to any securities of the Target or any of its subsidiaries for so long as any such securities constitute “margin stock” within the meaning of Regulation U of the Federal Reserve Board.

Financial Maintenance Covenant:	To be limited to a covenant that the ratio of Consolidated EBITDA (as defined in the Form Agreement) for any four quarter period commencing with the first full fiscal quarter commencing after the Merger Date to Consolidated Interest Charges (as defined in the Form Agreement) for each such four fiscal quarter period shall be equal to or greater than 3.0 to 1.0 (with no step-ups).

Events of Default:	The Credit Facilities Documentation will include events of default substantially consistent with, and limited to those in, the Form Agreement after giving effect to the Credit Facilities Documentation Considerations.

Cost and Yield Protection:	Substantially consistent with the Form Agreement after giving effect to the Credit Facilities Documentation Considerations. The Credit Facilities Documentation will include customary tax gross-up provisions and exceptions. For avoidance of doubt, there will be no indemnification or “gross-up” for taxes imposed under FATCA.

Assignment and Participation:	The Credit Facilities Documentation will include assignment and participation provisions on terms and conditions substantially consistent with the Form Agreement after giving effect to Credit Facilities Documentation Considerations (including with respect to Disqualified Lenders).

Voting:	The Credit Facilities Documentation will include voting provisions on terms and conditions substantially consistent with the Form Agreement after giving effect to the Credit Facilities Documentation Considerations.

Expenses and Indemnification:	The Credit Facilities Documentation will include expense and indemnification provisions on terms and conditions substantially consistent with the Form Agreement after giving effect to the Credit Facilities Documentation Considerations.

Governing Law:	New York.

Counsel to the Credit Facilities Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

EXHIBIT C

Project Zebra

Notes Bridge Facility

Summary of Principal Terms and Conditions4

Borrower(s):	Same as Credit Facilities.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent:	An affiliate of a Lead Arranger appointed by Parent will act as sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Majority Lead Arrangers and Parent, excluding any Disqualified Lenders (together with the Initial Lenders, the “Bridge Lenders”) and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Bank of America, Citi, DBSI, JPMorgan, Mizuho, SMBC, MUFG, Wells Fargo Securities, Scotiabank, BMOCM, RBCCM and MS will act as lead arrangers (together with any additional lead arranger appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Bank of America, Citi, DBSI, JPMorgan, Mizuho, SMBC, MUFG, Wells Fargo Securities, Scotiabank, BMOCM, RBCCM and MS will act as joint bookrunners (together with any additional joint bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Notes Bridge Facility, and each will perform the duties customarily associated with such roles.

Other Agents:	Parent may designate one or more Lead Arrangers or their affiliates to act as syndication agents, co-syndication agent, documentation agent and/or co-documentation agent as provided in the Commitment Letter.

Bridge Loans:	The Bridge Lenders will make senior unsecured loans (the “Bridge Loans”) to the Borrowers on the Initial Closing Date (and, if later and if applicable, the Merger Date) in an aggregate principal amount of up to $31.165 billion minus the amount of any gross cash proceeds actually received by the Borrowers or any subsidiaries thereof from any issuance of Senior Notes on or before the Initial Closing Date (or, if applicable, the Merger Date).

[4]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B and D thereto.

Availability:

The Bridge Lenders will make the Bridge Loans on the Initial Closing Date substantially simultaneously with the consummation of the Offer (or, if the Acquisition is consummated pursuant to the One-Step Merger Agreement, the Merger); provided that, if Parent elects within a reasonable time period prior to the Initial Closing Date, the Notes Bridge Facility will be structured such that, on the Initial Closing Date (if such date is not the same date as the Merger Date), the Notes Bridge Facility will be available only if the Term Facilities are funded in full on such date in accordance with their terms, and then, only the portion of the Notes Bridge Facility required to complete the financing of the consummation of the Offer and the payment of related fees and expenses may be borrowed on the Initial Closing Date; provided, further, that any Bridge Loans not so borrowed on the Initial Closing Date shall be available, on or prior to the Initial Maturity Date (as defined below) (or, if applicable, the Extension Maturity Date (as defined below)), on a delayed draw basis substantially simultaneously with the consummation of the Merger on the Merger Date, it being understood and agreed that no Initial Lender will be required to fund borrowings under the Notes Bridge Facility after the Expiration Date except pursuant to the terms of the Bridge Facility Documentation to the extent party thereto. The date the Bridge Loans are initially funded being the “Bridge Closing Date.”

Amounts borrowed under the Notes Bridge Facility that are repaid or prepaid may not be reborrowed.

Purpose:	The Bridge Loans will be used by Parent and its subsidiaries, together with the proceeds from the Credit Facilities, the Cash Flow Bridge Facility, the Convertible Notes, the Senior Notes (if any) and cash on hand at Parent and its subsidiaries and/or, in the case of a One-Step Merger, at Target and its subsidiaries to pay the Transaction Funds and, any excess thereof, may be used for working capital and other general corporate purposes.

Guarantees:

All obligations of the Borrowers under the Notes Bridge Facility will be guaranteed jointly and severally on a senior unsecured basis (the “Bridge Guarantees”) by each Guarantor, in each case at the times and to the extent required by the Credit Facilities Documentation. The Bridge Guarantees will be released upon the release of the corresponding Credit Facilities Guarantees.

The Bridge Guarantees will rank equal in right of payment with the Credit Facilities Guarantees and the guarantees provided in connection with the Senior Notes (if any).

Upon the occurrence of a Bridge Ratings Event (as defined below) and the substantially simultaneous release of all Subsidiary Guarantors from the Credit Facilities Guarantees, any guarantees of the Senior Notes and any guarantees of any outstanding Material Indebtedness, the Subsidiary Guarantors shall be automatically released from the Bridge Guarantees and the Bridge Administrative Agent shall promptly take such actions as are reasonably requested by Parent to evidence such release.

“Bridge Ratings Event” means Parent has obtained a rating (or an advisory or prospective rating) from any two of the three of S&P, Moody’s and Fitch that, after giving effect to the proposed release of Subsidiary Guarantors from the Bridge Facility Guarantees and the substantially simultaneous release of the Credit Facilities Guarantees, any guarantees of the Senior Notes and any guarantees of any outstanding Material Indebtedness by the Subsidiary Guarantors, reflect ratings corresponding to Level II or better in the pricing grid under the heading “Interest Rates” below (i) for the corporate rating of Parent and (ii) with respect to the Notes Bridge Facility.

Security:	None.

Maturity:	All Bridge Loans and any delayed draw commitments will have a maturity date that is 364 days after the Bridge Closing Date (the “Initial Maturity Date”); provided that the Initial Maturity Date may be extended for an additional 364 days (such 364th day after the Initial Maturity Date, the “Extension Maturity Date”) upon three business days prior written notice by a Borrower to the Bridge Administrative Agent so long as no payment or bankruptcy event of default has occurred and is continuing and the Extension Fee and all other interest and fees (including, without limitation, Duration Fees) due and payable on or prior to the Initial Maturity Date shall have been paid by the Borrower. The Notes Bridge Facility shall have no required amortization.

Interest Rates:

For the Notes Bridge Facility, at the option of the relevant Borrower, Adjusted LIBOR or ABR, in each case, plus the Bridge Applicable Margin.

“Bridge Applicable Margin” means (i) 0.00%, in the case of ABR Loans and (ii) 1.00%, in the case of LIBOR Loans. The foregoing margins shall be subject to change after the Bridge Closing Date in accordance with the pricing grid set forth below.

Level	Debt Rating (S&P/Moody’s/Fitch)	Bridge Applicable Margin
I	A-/A3/A- or higher	0.75%
II	BBB+/Baa1/BBB+	0.875%
III	BBB/Baa2/BBB	1.00%
IV	BBB-/Baa3/BBB-	1.125%
V	BB+/Ba1/BB+ or lower	1.25%

“Debt Rating” means the respective rating of the non-credit enhanced, senior unsecured debt of Parent issued by Standard & Poor’s Ratings Services (“S&P”), Moody’s Investor Service, Inc. (“Moody’s”) and Fitch Ratings (“Fitch”).

In the event that Debt Ratings are provided by all of Moody’s, Fitch and S&P, and such Debt Ratings fall within different Levels (i) if any two ratings are at the same Level, the Bridge Applicable Margin shall be based upon such Level and (ii) if no two Debt Ratings are at the same Level, the Applicable Margin shall be based upon the Level which is in the middle of the distribution of the three ratings.

In the event that Debt Ratings are provided by any two of Moody’s, Fitch and S&P, (i) if such Debt Ratings fall within the same Level, the Bridge Applicable Margin shall be based upon such Level, and (ii) if such Debt Ratings fall within different Levels, the Bridge Applicable Margin shall be based on the higher of the two Levels (with Level I being the highest and Level V being the lowest) unless one of the two Debt Ratings is two or more Levels lower than the other, in which case the Bridge Applicable Margin shall be determined by reference to the Level immediately below the Level of the higher of the two Debt Ratings.

In the event that a Debt Rating is provided only by one of Moody’s, Fitch and S&P, the Bridge Applicable Margin shall be based on such level.

The Bridge Applicable Margin with respect to all ABR Loans shall be 100 basis points less than the Applicable Margin with respect to Adjusted LIBOR Loans set forth above, but in any event not less than zero basis points.

The Borrowers may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 or fewer months or a period of shorter than 1 month) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (i) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 6 months, every three months, and on the applicable maturity date and (ii) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the Bridge Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR (as defined below) rate plus 1.0% per annum.

“Adjusted LIBOR” is the greater of (i) 0.0% per annum and (ii) the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Bridge Closing Date (or otherwise on the Reuters screen), adjusted for statutory reserve requirements for eurocurrency liabilities; provided that the Bridge Facility Documentation shall contain customary LIBOR successor language.

Duration Fees:	The Borrowers will pay a fee (the “Duration Fee”), for the ratable benefit of the Bridge Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Notes Bridge Facility outstanding (if any) on each of the dates which is 90 days, 180 days, 270 days and 360 days after the Bridge Closing Date, due and payable in cash on each such day (or if such day is not a business day, the next business day) and (ii) 0.75% of the aggregate principal amount of the loans under the Notes Bridge Facility outstanding (if any) on each of the dates which is 90 days, 180 days, 270 days and 360 days after the Initial Maturity Date, due and payable in cash on each such day (or if such day is not a business day, the next business day).

Extension Fees:	The Borrowers will pay fees, for the ratable benefit of the Bridge Lenders in an amount equal to 0.50% of the aggregate principal amount of the loans under the Notes Bridge Facility outstanding on the Initial Maturity Date which have been extended to the Extension Maturity Date (the “Extension Fee”). The Extension Fee shall be due and payable on the Initial Maturity Date.

Default Rate:	During the continuance of a payment or bankruptcy event of default, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Mandatory Commitment Reduction and Prepayment:	On or prior to the Bridge Closing Date, the aggregate commitments in respect of the Notes Bridge Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be permanently reduced, and after the Bridge Closing Date, the aggregate amount of any unfunded delayed draw commitments under the Bridge Facility Documentation shall be permanently reduced and after the Initial Closing Date (or, if later and if applicable, the Merger Date) loans under the Notes Bridge Facility shall be prepaid, without penalty or premium, in each case, dollar-for dollar, by the following amounts (in each case, subject to exceptions to be mutually agreed):

(a) 100% of the amount of any Net Proceeds (as defined below) received by Parent or any of its subsidiaries (i) received after the Signing Date, from any asset sales or other dispositions of property by Parent and its subsidiaries required by governmental authorities in connection with regulatory approvals for the Acquisition and (ii) after the Initial Closing Date, from all non-ordinary course asset sales or other dispositions of property by Parent and its subsidiaries (including proceeds from the sale of stock of any subsidiary of Parent and insurance and condemnation proceeds), in each case in excess of $100 million for each individual asset sale or disposition (or series of related asset sales or dispositions) and subject to, the right to reinvest up to $5.0 billion of such proceeds in the aggregate if such proceeds are reinvested (or committed to be reinvested) within 450 days of the receipt of such Net Cash Proceeds and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after such 450-day period, and other exceptions to be set forth in the Notes Bridge Facility Documentation;

(b) 100% of Net Proceeds received by Parent or any of Parent’s subsidiaries after the Signing Date from any sale or issuance of debt securities or any incurrence of debt for borrowed money (collectively, “Debt Issuances”), other than (i) Excluded Debt (as defined below) and (ii) additional Debt Issuances in an amount up to $10.0 billion in the aggregate as consideration in connection with, or otherwise issued or transferred to raise cash proceeds to finance, any acquisition (other than the Acquisition) or other strategic initiative; and

(c) 100% of the Net Proceeds received by Existing Parent, Parent or any of their respective subsidiaries after the Signing Date from any issuance of equity securities or equity-linked securities (collectively, the “Equity Issuances”) (other than (i) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs, (ii) the Convertible Notes, and (iii) equity securities or equity-linked securities issued or transferred directly as consideration in connection with, or otherwise issued or transferred to raise cash proceeds to finance, any acquisition (including the Acquisition) or other strategic initiative.

For purposes hereof, “Net Proceeds” means, with respect to any event, an amount equal to (a) the proceeds received in respect of such event in cash or cash equivalents, including (i) in respect of any non-cash proceeds, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Parent and its subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a disposition of an asset, (A) any funded escrow established pursuant to the documents evidencing any disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that Parent and/or any of its subsidiaries receives cash in an amount equal to the amount of such reduction, (B) the amount of all payments as a result of such event to repay indebtedness secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of Parent and its subsidiaries as a result thereof and (D) the amount of any liabilities directly associated with such asset and retained by Parent or any of its subsidiaries, (iii) the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and (iv) the amount of any reserves established by Parent and its subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by Parent at such time of Net Proceeds in the amount of such reduction.

For purposes hereof, “Excluded Debt” means (i) borrowings under any of the Facilities, (ii) the Convertible Notes, (iii) borrowings for working capital purposes (including commercial paper issuances) or ordinary course purchase money or equipment financing or other capex financing, (iv) indebtedness, loans, and advances among Parent and/or its subsidiaries and (v) any indebtedness incurred to refinance any indebtedness that has become due or has matured in accordance with its terms or scheduled to become due or mature prior to December 31, 2019 (including, without limitation, (a) the 2.70% senior notes due 2018 issued by Broadcom U.S. and Broadcom Cayman Finance Limited, (b) the floating rate notes due 2018, the 1.40% senior notes due 2018, the floating rate notes due 2019 and the 1.85% senior notes due 2019 issued by Target and (c) the 3.75% senior notes due 2018 issued by Nighthawk) and (vi) any indebtedness issued by Parent or a Borrower in exchange for indebtedness outstanding at a subsidiary of Parent.

Prepayments from Net Proceeds of asset sales or other dispositions by non-U.S. subsidiaries of Parent will not be required if (and to the extent) such prepayments (or the distribution of such Net Proceeds to the Borrowers in connection with such prepayment) would result in material adverse tax consequences (as reasonably determined by Parent) or would be prohibited or restricted by applicable law, rule or regulation.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of a Borrower at any time.

Documentation:	The definitive financing documentation for the Notes Bridge Facility (the “Bridge Facility Documentation”) shall be documented under a separate credit agreement, initially drafted by counsel for Parent and contain the terms set forth in this Exhibit C and, to the extent any other terms are not expressly set forth in this Exhibit C, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Initial Closing Date, and (ii) contain only those conditions, representations, events of default and covenants set forth or referred to in this Exhibit C and such other terms (but no other conditions) as Parent and the Majority Lead Arrangers shall reasonably agree; it being understood and agreed that the Bridge Facility Documentation shall be based on and substantially consistent with the Credit Facilities Documentation and subject to (a) modifications to reflect reasonable administrative, agency and operational requirements of the Bridge Administrative Agent, (b) modifications implementing any delayed draw facility under the Bridge Facility as selected by Parent pursuant to the terms described under “Availability” above and the related “Condition to Borrowing on the Merger Date” described below and (c) such other changes as mutually agreed but no less favorable to Parent and its subsidiaries than the terms of the Credit Facilities Documentation after taking account of the bridge nature of the agreement and the terms set forth in this Exhibit C (collectively, the “Bridge Facility Documentation Considerations”).

Conditions to Borrowing on the Initial Closing Date:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing under the Notes Bridge Facility on the Initial Closing Date will be subject solely to (a) delivery of a customary borrowing notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default of event of default, (b) the accuracy of the Specified Representations in all material respects, (c) if a Merger Agreement has been entered into on or prior to the Initial Closing Date, the accuracy of the Specified Merger Agreement Representations in all material respects and (d) the conditions set forth in Exhibit D-1 to the Commitment Letter.

Conditions to Borrowing on the Merger Date:	Subject to the Limited Conditionality Provisions, the availability of the borrowing under the Notes Bridge Facility on the Merger Date (if occurring after the Initial Closing Date or on the Initial Closing Date pursuant to a Two-Step Merger Agreement) will be subject solely to (a) delivery of a customary borrowing notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default of event of default, (b) the accuracy of the Specified Representations in all material respects, (c) the prior (or substantially simultaneous) occurrence of, and satisfaction or waiver of the conditions precedent to, the initial funding of the Facilities on the Initial Closing Date and (d) the conditions set forth in Exhibit D-2 to the Commitment Letter.

Representations and Warranties:	The Bridge Facility Documentation will include representations and warranties substantially consistent with the Credit Facilities Documentation after giving effect to the Bridge Facility Documentation Considerations.

Covenants:	The Bridge Facility Documentation will include affirmative and negative covenants substantially consistent with the Credit Facilities Documentation after giving effect to the Bridge Facility Documentation Considerations.

Financial Maintenance Covenant:	Same as the Credit Facilities Documentation.

Events of Default:	The Bridge Facility Documentation will include events of default substantially consistent with the Credit Facilities Documentation after giving effect to the Bridge Facility Documentation Considerations.

Cost and Yield Protection:	Substantially consistent with the Credit Facilities Documentation after giving effect to the Bridge Facility Documentation Considerations.

Assignment and Participation:	The Bridge Lenders will have the right to assign Bridge Loans after the Bridge Closing Date (in consultation with Parent (but without its consent)); provided that the consent of Parent shall be required (other than during any payment or bankruptcy event of default) with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Lenders (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans.

Subject to the terms of Section 3 of the Commitment Letter, the Bridge Lenders will have the right to participate their Bridge Loans, before or after the Bridge Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	The Bridge Facility Documentation will include voting provisions on terms and conditions substantially consistent with the Credit Facilities Documentation after giving effect to the Bridge Facility Documentation Considerations.

Expenses and Indemnification:	The Bridge Facility Documentation will include expense and indemnification provisions on terms and conditions substantially consistent with the Credit Facilities Documentation after giving effect to the Bridge Facility Documentation Considerations.

Governing Law:	New York.

Counsel to the Bridge Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

EXHIBIT D-1

Project Zebra

Summary of Additional Conditions – Initial Closing Date5

The initial borrowings under the Facilities on the Initial Closing Date shall be subject to the following conditions (subject in all respects to the Limited Conditionality Provisions)

1. If the Acquisition is consummated pursuant to the Offer, the Offer shall have been consummated, or substantially simultaneously with the initial borrowings under the Facilities shall be consummated, in all material respects in accordance with the terms of the Offer Documents, and the Offer Documents shall include the terms and conditions set forth in the Signing Date Offer Documents (as defined below) as may be amended, modified or waived, but without giving effect to any (A) modifications or amendments thereof or (B) express waivers by Existing Parent, Parent or Acquisition Sub of the conditions to the Offer set out in the “Conditions to the Offer” section of the Signing Date Offer Documents (the “Offer Conditions”), in each case of clauses (A) and (B) to the extent that such modifications, amendments or waivers are materially adverse to the Lenders or the Commitment Parties, in their capacities as such, without having first obtained the consent of the Majority Lead Arrangers (and, if appointed prior to such time, each Administrative Agent) thereto (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that:

a.	any modifications of, amendments to, or waivers of any sections or other terms of the Offer Documents from those set forth in the Signing Date Offer Documents, other than (i) changes to the form or amount of the Consideration (as defined below, and which is addressed pursuant to clause b below), (ii) changes to the following Offer Conditions: (A) the “Minimum Tender Condition”, (B) the requirement contained in the “Anti-Takeover Devices Condition” that “the Qualcomm Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Section 203 of the DGCL shall otherwise be inapplicable to the offer and the second-step merger”, (C) the requirement that a majority of the Whole Board (as defined in Article VIII of the Target’s restated certificate of incorporation) of the Target, or if a majority of the Whole Board does not consist of Continuing Directors (as defined in Article VIII of the Target’s restated certificate of incorporation), a majority of the Continuing Directors, shall have determined, on the basis of information known to them after reasonable inquiry, that neither Parent nor any of its Affiliates (as defined in Article VIII of the Target’s restated certificate of incorporation) is an Interested

[5]

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Exhibit D is attached, including Exhibits A, B and C thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Stockholder or an Affiliate of an Interested Stockholder within the meaning of Article VIII of the Target’s restated certificate of incorporation, or Article VIII of the Target’s restated certificate of incorporation shall have been otherwise rendered inapplicable to the offer and the second-step merger, (D) the “Regulatory Approvals Condition”, and (E) the “No Injunction Condition”, or (iii) changes to or waivers of the “No Qualcomm Material Adverse Effect Condition” (which is addressed in clause c below), shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect;

b.	a modification of the consideration payable for each issued and outstanding share of Target common stock tendered in the Offer (such consideration per share, the “Consideration”) from that set forth in the Signing Date Offer Documents shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect if (i) any increase in such Consideration consists of additional shares of common stock or other equity consideration (other than “disqualified” equity) or (ii) such modification is a reduction in the Consideration (which reduction shall be for the account of Parent);

c.	any modification, amendment to, or waiver of the “No Qualcomm Material Adverse Effect Condition” shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect if, after giving effect to such modification, amendment or waiver, such condition remains customary in all material respects for transactions of a similar nature; and

d.	to the extent that neither the Majority Lead Arrangers nor, if appointed prior to such time, either Administrative Agent objects in writing (and with reasonable detail as to the grounds for such objection) to any proposed (i) modification or amendment of the Offer Documents or (ii) waiver of any Offer Condition, in each case within two business days of notification to the Lead Arrangers (or their counsel) by Existing Parent, Parent or Acquisition Sub of such proposed modification, amendment, or waiver, such modification, amendment or waiver shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect.

“Signing Date Offer Documents” means the registration statement on Form S-4 for the Offer in draft form dated February 10, 2018 and provided to counsel to the Lead Arrangers on such date and the exhibits thereto and other related documents in draft form dated February 8, 2018 and provided to counsel to the Lead Arrangers on such date.

2. If the Acquisition is consummated pursuant to the One-Step Merger Agreement, the Merger shall have been consummated, or substantially simultaneously with the initial borrowings under the Facilities shall be consummated, in all material respects in accordance with the terms of the One-Step Merger Agreement, and the One-Step Merger Agreement shall include the terms and conditions set forth in the Signing Date One-Step Agreement (as defined below) as may be amended, modified or waived, but without giving effect to any (A) modifications or amendments thereof or (B) express waivers by Existing Parent, Parent or Acquisition Sub of the conditions to the Merger set out in clause (a) or (b) of Section 7.2 of the Signing Date One-Step Agreement

(the “One-Step Conditions”), in each case of clauses (A) and (B) to the extent that such modifications, amendments or waivers are materially adverse to the Lenders or the Commitment Parties, in their capacities as such, without having first obtained the consent of the Majority Lead Arrangers (and, if appointed prior to such time, each Administrative Agent) thereto (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that:

a.	any modifications of, amendments to, or waivers of any sections or other terms of the One-Step Merger Agreement from those set forth in the Signing Date One-Step Agreement, other than (i) changes to the form or amount of the Merger Consideration (as defined below, and which is addressed pursuant to clause b below), (ii) changes to the following One-Step Conditions: (A) clauses (i) and (ii) of the “Required Antitrust Clearances” condition and (B) the “Adverse Laws or Orders” condition, (iii) changes to or waivers of the “No Material Adverse Effect” condition with respect to Qualcomm (which is addressed in clause c below) or (iv) changes to the “Xerox” lender protection provisions in the One-Step Merger Agreement from the form of One-Step Merger Agreement contained within the Signing Date One-Step Agreement that are adverse in any material respect to the Commitment Parties or the Lenders, shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect;

b.	a modification of the consideration payable for each issued and outstanding share of Target common stock in connection with the Merger (such consideration per share, the “Merger Consideration”) from that set forth in the Signing Date One-Step Agreement shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect if (i) any increase in such Merger Consideration consists of additional shares of common stock or other equity consideration (other than “disqualified” equity) or (ii) such modification is a reduction in the Merger Consideration (which reduction shall be for the account of Parent);

c.	any modification, amendment to, or waiver of the “No Material Adverse Effect” condition with respect to Qualcomm shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect if, after giving effect to such modification, amendment or waiver, such condition remains customary in all material respects for transactions of a similar nature; and

d.	to the extent that neither the Majority Lead Arrangers nor, if appointed prior to such time, either Administrative Agent objects in writing (and with reasonable detail as to the grounds for such objection) to any proposed (i) modification or amendment of the One-Step Merger Agreement or (ii) waiver of any One-Step Condition, in each case within two business days of notification to the Lead Arrangers (or their counsel) by Existing Parent, Parent or Acquisition Sub of such proposed modification, amendment, or waiver, such modification, amendment or waiver shall be deemed not materially adverse to the Lenders or the Commitment Parties in any respect.

“Signing Date One-Step Agreement” means the One-Step Merger Agreement filed with the Securities and Exchange Commission as of February 9, 2018.

3. The Lead Arrangers shall have received (a) audited consolidated balance sheets of Existing Parent and its consolidated subsidiaries as of the end of, and related statements of income and cash flows of Existing Parent and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Initial Closing Date and (b) an unaudited consolidated balance sheet of Existing Parent and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of Existing Parent and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of Existing Parent and its consolidated subsidiaries, subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the Initial Closing Date (in the case of this clause (b), without footnotes) together with the consolidated balance sheet and related statements of income and cash flows for the corresponding portion of the previous year. The Lead Arrangers hereby acknowledge (i) receipt of the audited financial statements referred to in clause (a) above for the 2015, 2016 and 2017 fiscal years, (ii) following the consummation of the Redomiciliation, delivery of the consolidated financial statements of Parent, in lieu of consolidated financial statements of Existing Parent, shall satisfy the foregoing requirements and (iii) the filing with the Securities and Exchange Commission of such Exchange Act reports or filings containing such financial statements by Existing Parent, Parent or a direct or indirect parent thereof with respect to the relevant period shall satisfy the foregoing requirements.

4. The Administrative Agents and the Lead Arrangers shall have received all documentation at least three business days prior to the Initial Closing Date and other information about the Borrowers and any Closing Date Guarantors that shall have been reasonably requested by an Administrative Agent or Lead Arranger in writing at least 10 business days prior to the Initial Closing Date and that such Administrative Agent or Lead Arranger reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

5. (a) The execution and delivery by the Borrowers and the Closing Date Guarantors of the applicable Facilities Documentation which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets and subject to the Limited Conditionality Provisions and the Credit Facilities Documentation Considerations and the Bridge Facility Documentation Considerations, as applicable, and (b) delivery to the Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrowers and any Closing Date Guarantors (to the extent applicable) and a solvency certificate, as of the Initial Closing Date and after giving effect to the Transactions substantially in the form of Annex I attached to this Exhibit D, of Parent’s chief financial officer, in each case, subject to the Limited Conditionality Provisions and the Credit Facilities Documentation Considerations and the Bridge Facility Documentation Considerations, as applicable.

6. All fees required to be paid on the Initial Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Initial Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Initial Closing Date (except as otherwise reasonably agreed by Parent), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

7. No indebtedness shall be incurred to finance the Transactions without the consent of the Majority Lead Arrangers, other than (i) up to $100 billion under the Facilities and the Senior Notes (or other debt securities issued in lieu of the Senior Notes) and (ii) up to $6.0 billion of Convertible Notes or other debt financing (which may include preferred equity) that does not rank senior (structurally or in right of payment) to the Facilities.

EXHIBIT D-2

Project Zebra

Summary of Additional Conditions – Merger Date

The borrowings under the Facilities on the Merger Date (if occurring after the Initial Closing Date or on the Initial Closing Date pursuant to a Two-Step Merger Agreement) shall be subject to the following conditions:

1. The Merger shall have been consummated, or substantially simultaneously with the borrowings under the Facilities, shall be consummated. To the extent that the Merger is consummated pursuant to a Two-Step Merger Agreement, such Two-Step Merger Agreement shall contain “Xerox” lender protection provisions that are consistent with such provisions set forth in the Signing Date One-Step Agreement; provided that such “Xerox” lender protection provisions may be revised from those set forth in the Signing Date One-Step Agreement in a manner which is not adverse in any material respect to the Commitment Parties or the Lenders.

2. All fees required to be paid on the Merger Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Merger Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Merger Date (except as otherwise reasonably agreed by Parent), shall, upon the borrowings under the Facilities on the Merger Date, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

3. Unless the Bridge Facility Documentation shall have been entered into on or prior to the Initial Closing Date (a) the execution and delivery by the Borrowers and the Closing Date Guarantors of the Bridge Facility Documentation, which shall be in accordance with the terms of the Commitment Letter and the Term Sheets and subject to the Limited Conditionality Provisions and the Bridge Facility Documentation Considerations, and (b) delivery to the Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrowers and any Closing Date Guarantors (to the extent applicable), in each case, subject to the Limited Conditionality Provisions and the Bridge Facility Documentation Considerations, as applicable.

ANNEX I

Form of Solvency Certificate

[            ], 201[    ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Credit Agreement, dated as of [    ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among [                ] (the “Borrowers”), the lending institutions from time to time parties thereto and [    ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [    ], the Chief Financial Officer of Parent, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of Parent that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.	For purposes of this certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Parent and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Parent and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)	“Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the [Maturity Date], Parent and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Parent and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)	“Do not have Unreasonably Small Capital”

Parent and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the [Maturity Date]. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by Parent and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2. Based on and subject to the foregoing, I hereby certify on behalf of Parent that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Parent and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Parent and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) Parent and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) Parent and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3. In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Parent and its subsidiaries after consummation of the Transactions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[BORROWER]

By:
Name:
Title: Chief Financial Officer